Exhibit 10.1

EMPLOYMENT SEPARATION AND GENERAL RELEASE AGREEMENT

This Employment Separation and General Release Agreement (“Agreement”) is made as of September 30, 2022, by and between BRETT CHOUINARD a resident of the State of Michigan (“EMPLOYEE”), and ALTAIR ENGINEERING INC., a Delaware corporation (“EMPLOYER”).

EMPLOYEE and EMPLOYER agree to conclude their existing employment relationship as of the close of business on September 30, 2022, which shall be the “Separation Date” unless the EMPLOYEE’s employment is terminated sooner, in which case such last day of employment will be the Separation Date; and

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, the receipt and adequacy of which the parties acknowledge, it is agreed as follows:

1. Employee Release. EMPLOYEE agrees to, and hereby does, fully and forever release and discharge EMPLOYER as well as EMPLOYER’s past, present and future parent organizations, subsidiaries and other affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and in their official capacities) and each of their respective employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing (the “Released Parties”) from any and all claims existing as of the date that EMPLOYEE signs and returns this Agreement, of whatever type under any of the following: the Fair Labor Standards Act, 29 U.S.C. Section 201, et seq.; the Age Discrimination in Employment Act, 29 U.S.C. Section 621, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e et seq., as amended by the Civil Rights Act of 1991; The Civil Rights Act of 1866, 42 U.S.C. Section 1981; the National Labor Relations Act, 29 U.S.C. Section 151, et seq.; The Rehabilitation Act of 1973, 29 U.S.C. Section 701, et seq.; The Americans with Disabilities Act; The Older Workers Benefit Protection Act, 29 U.S.C. Section 626(f); the Family and Medical Leave Act, Federal Executive Order 11246; the Employee Retirement and Income Security Act of 1974 29 U.S.C. 1001 et seq; the Michigan Elliot-Larson Civil Rights Act; the Michigan Persons with Disabilities Act, and/or any other federal, state or local statute, law, ordinance, regulation or order relating to employment, compensation, fringe benefits, termination of employment, re-employment, or discrimination in employment, harassment, retaliation, or contract (whether oral, written, express or implied), promissory estoppel, any tort claims, fraud, negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel or slander; negligence; assault; battery; invasion of privacy; personal injury; compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever, or for attorney’s fees which are recoverable in connection with such claims or causes of action, or for any non-vested ownership interest in EMPLOYER, contractual or otherwise, including, but not limited to, claims to stock, restricted stock units or stock options. This general release of claims includes any and all claims arising up to and including the date that EMPLOYEE signs and returns this Agreement which EMPLOYEE either has or may have against the Released Parties, whether such claims are known or unknown, suspected or unsuspected, asserted or unasserted, disclosed or undisclosed. By signing this Agreement, EMPLOYEE expressly waives any right to assert that any such claim, demand, obligation or cause of action has, through ignorance or oversight, been omitted from the scope of this release and further waives any rights under statute or common law principles that otherwise prohibits the release of unknown claims.

This general release of claims by EMPLOYEE does not apply to, waive or affect: any rights or claims that may arise after the date EMPLOYEE signs and returns this Agreement; any claim for workers’ compensation benefits (but it does apply to, waive and affect claims of discrimination and/or retaliation on the basis of having made a workers’ compensation claim); claims for unemployment benefits or any other claims or rights that by law cannot be waived in a private agreement between an employer and employee; or EMPLOYEE’s rights to any vested benefits to which EMPLOYEE is entitled under the terms of the applicable employee benefit plan (the “Excluded Claims”). This general release of claims also does not apply to, waive, affect, limit or interfere with any preserved rights contained in this Agreement.

2. Payments Upon Separation of Employment. Provided (a) EMPLOYEE timely signs, returns and does not revoke his acceptance of this Agreement and (b) complies with all of the terms of this Agreement, EMPLOYER will provide EMPLOYEE with all of the following benefits (all, collectively, the “Severance”):

(a) An amount equal to $150,000 payable in equal installments over (6) six consecutive months from the Separation Date. Such severance pay shall be paid in bi-weekly installments.

(b) EMPLOYEE shall be eligible to receive his earned and unpaid Executive Bonus Target for 2022 performance (“2022 EB”). Any such award of EMPLOYEE’s 2022 EB shall be determined at the discretion of Jim Scapa. The 2022 EB payment shall be paid to EMPLOYEE at the time such executive bonuses for 2022 performance are payable to other executives of the EMPLOYER that participate in the Executive Bonus Program.

(c) an amount equal to $25,673.08 for 178 hours of accrued and unpaid PTO;

(d) Subject to the approval of the Compensation Committee of the Board of Directors of Altair Engineering Inc.:

i) 1,885 of the unvested Incentive Stock Options awarded to EMPLOYEE pursuant to Grant # IS202004 dated March 11, 2020 issued under and as defined in EMPLOYER’s 2017 Equity Incentive Plan shall vest upon the Agreement Effective Date (as defined in Section 11 below), to the extent such Incentive Stock Options would have vested had EMPLOYEE remained employed with EMPLOYER through March 31, 2023;

ii) 6,000 of the unvested Non-Qualified Stock Options awarded to EMPLOYEE pursuant to Grant # 2020-405 dated December 2, 2020 issued under and as defined in EMPLOYER’s 2017 Equity Incentive Plan shall vest upon the Agreement Effective Date, to the extent such Non-Qualified Stock Units would have vested had EMPLOYEE remained employed with EMPLOYER through March 31, 2023;

iii) 1,570 of the unvested Non-Qualified Stock Options awarded to EMPLOYEE pursuant to Grant # 20210043 dated March 15, 2021 issued under and as defined in EMPLOYER’s 2017 Equity Incentive Plan shall vest upon the Agreement Effective Date, to the extent such Non-Qualified Stock Units would have vested had EMPLOYEE remained employed with EMPLOYER through March 31, 2023;

iv) 2,125 of the unvested Non-Qualified Stock Options awarded to EMPLOYEE pursuant to Grant # 20220054 dated February 15, 2022 issued under and as defined in EMPLOYER’s 2017 Equity Incentive Plan shall vest upon the Agreement Effective Date, to the extent such Non-Qualified Stock Units would have vested had EMPLOYEE remained employed with EMPLOYER through March 31, 2023;

v) 854 of the unvested Restricted Stock Units awarded to EMPLOYEE pursuant to Grant # 20191602 dated March 15, 2019 issued under and as defined in EMPLOYER’s 2017 Equity Incentive Plan shall vest upon the Agreement Effective Date, to the extent such Restricted Stock Units would have vested had EMPLOYEE remained employed with EMPLOYER through March 31, 2023;

vi) 1,885 of the unvested Restricted Stock Units awarded to EMPLOYEE pursuant to Grant # 20202026 dated March 11, 2020 issued under and as defined in EMPLOYER’s 2017 Equity Incentive Plan shall vest upon the Agreement Effective Date, to the extent such Restricted Stock Units would have vested had EMPLOYEE remained employed with EMPLOYER through March 31, 2023;

vii) 523 of the unvested Restricted Stock Units awarded to EMPLOYEE pursuant to Grant # 20202026 dated March 15, 2021 issued under and as defined in EMPLOYER’s 2017 Equity Incentive Plan shall vest upon the Agreement Effective Date, to the extent such Restricted Stock Units would have vested had EMPLOYEE remained employed with EMPLOYER through March 31, 2023;

viii) 713 of the unvested Restricted Stock Units awarded to EMPLOYEE pursuant to Grant # 20220014 dated February 15, 2022, issued under and as defined in EMPLOYER’s 2017 Equity Incentive Plan shall vest upon the Agreement Effective Date, to the extent such Restricted Stock Units would have vested had EMPLOYEE remained employed with EMPLOYER through March 31, 2023;

For avoidance of doubt, except as provided in Section 2(d), all unvested stock options and restricted stock units previously awarded to EMPLOYEE were automatically forfeited on the Separation Date.

The payments under this Section 2 shall be (i) made via EMPLOYER’S regular payroll practices, which shall include direct deposit to the current account EMPLOYEE has on file with EMPLOYER and (ii) subject to all applicable federal and state withholding, payroll and other taxes. EMPLOYEE understands and agrees that he is not entitled to receive any additional payments or benefits except for the Severance set forth herein.

3. COBRA Benefits. EMPLOYER will provide EMPLOYEE with information regarding his rights under the Consolidated Omnibus Reconciliation Act of 1996 (COBRA), as amended, which EMPLOYEE may elect at his own expense.

4. Confidentiality. The terms and conditions of any confidentiality and or intellectual property rights agreements, including but not limited to the Non-Disclosure Agreement (referred to herein “Confidentiality Agreement”) signed as a condition of employment at EMPLOYER shall survive the termination of EMPLOYEE’s employment with EMPLOYER and the execution of this Agreement. EMPLOYEE hereby understands and agrees that EMPLOYEE shall not directly or indirectly communicate, use, disseminate, or disclose any information learned by them about the nature and conduct of EMPLOYER’s business which is not generally known to the general public. Notwithstanding the foregoing, nothing herein prohibits EMPLOYEE from exercising his protected rights under federal, state or local law to, without notice to EMPLOYER: (i) communicate or file a charge with a government regulator, (ii) participate in an investigation or proceeding conducted by a government regulator, or (iii) receive an award paid by a government regulator for providing information.

5. Non-Interference. Nothing in this Agreement is intended to limit or impair in any way EMPLOYEE’s right to participate in the processing of a Charge before the Equal Employment Opportunity Commission, Michigan Department of Civil Rights However, the parties agree that appropriate relief may not include remedies that personally benefit EMPLOYEE and which EMPLOYEE has released and waived under this Agreement, including all legal relief, equitable relief, statutory relief, reinstatement, back pay, and front pay, and all other damages, benefits, remedies, or relief that EMPLOYEE may be entitled to as a result of the filing or prosecution of any such charge against EMPLOYER. If any claim is not subject to release, to the extent permitted by law, EMPLOYEE waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which EMPLOYER or any other releasee identified in this Agreement is a party.

6. Return of Altair-Related Information and Property. EMPLOYEE covenants, represents and warrants that as of the Separation Date, he will return to EMPLOYER all information and property of EMPLOYER. This includes all EMPLOYER data in any format, such as documents, electronic files and tangible things, including but not limited to, computers and related peripheral equipment, diskettes, thumb drives, hard drives and other storage medium containing EMPLOYER information as well as all other information in EMPLOYEE’s possession that is protected by EMPLOYEE’s Confidentiality Agreement including all customer information. EMPLOYEE also covenants, represents, and warrants that as of the Separation Date, EMPLOYEE will not retain copies of any

EMPLOYER documents, materials or information (whether in hardcopy, on electronic media or otherwise). EMPLOYEE also agrees that EMPLOYEE will disclose to EMPLOYER all passwords necessary or desirable to enable EMPLOYER to access all information which EMPLOYEE has password-protected on any of its computer equipment or on its computer network or system.

7. No Pending Claims; Covenant Not to Sue. EMPLOYEE represents and warrants that he have no charges, lawsuits, or actions pending in his name against any of the Released Parties relating to any claim that has been released in this Agreement. EMPLOYEE also represents and warrants that he has not assigned or transferred to any third party any right or claim against any of the Released Parties that EMPLOYEE has released in this Agreement. Except as permitted herein, EMPLOYEE covenants and agrees that he will not report, institute or file a charge, lawsuit or action (or encourage, solicit, or voluntarily assist or participate in, the reporting, instituting, filing or prosecution of a charge, lawsuit or action by a third party) against any of the Released Parties with respect to any claim that has been released in this Agreement.

8. Cooperation. EMPLOYEE agrees at all times to be reasonably cooperative, by providing truthful information, documents and testimony, in any EMPLOYER investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during his employment with EMPLOYER, and to assist in any transition-related matters during the period he is receiving the Severance. Nothing in this section is intended to, and shall not, preclude or limit EMPLOYEE’s preserved rights described herein.

9. Restrictive Covenants.

(a) Non-Compete: EMPLOYEE agrees that during the term of employment and for a period of twelve (12) months following the Separation Date, EMPLOYEE shall not, directly or indirectly, (i) engage in any capacity with any business that is competitive or potentially competitive with EMPLOYER or any subsidiary of EMPLOYER; or (ii) provide any services to existing or potential customer of EMPLOYER or any customer of any subsidiary of EMPLOYER that EMPLOYEE supported or engaged with through his employment at EMPLOYER. EMPLOYEE agrees and acknowledges that the prohibition precludes acts undertaken individually by the EMPLOYEE, or by EMPLOYEE in his capacity as an officer, director, shareholder, employee of, partner of, or as an affiliate in any manner with another entity.

(b) Non-Solicitation: In connection with, and in order to enhance Confidential Information of EMPLOYER or any subsidiary of EMPLOYER and protect their customer relationships, EMPLOYEE agrees that during the term of employment and for a period of twelve (12) months following the Separation Date, EMPLOYEE shall not, directly or indirectly, hire, employ, refer to employment, solicit for employment, participate in any way in the recruitment of, or form other business association with, any (i) employee of EMPLOYER or any employee of any subsidiary of EMPLOYER or any person who has been an employee of EMPLOYER or any employee of any subsidiary of EMPLOYER in the previous twelve (12) months; or (ii) vendor, supplier, reseller, or independent contractor providing goods or services to EMPLOYER or any employee of any subsidiary of EMPLOYER or any of its affiliates, with whom EMPLOYEE has had contact with during the twelve (12) months preceding the Separation Date.

10. Non-Disparagement. EMPLOYEE agrees that he will not at any time make any disparaging or derogatory statements concerning EMPLOYER or its business, products and services. However, nothing in this section is intended to, and shall not, restrict or limit EMPLOYEE from exercising his preserved rights described herein or restrict or limit EMPLOYEE from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry, upon prompt written notice to EMPLOYER of his receipt of such legal process. EMPLOYER agrees to instruct its senior management not to make any disparaging or derogatory statements concerning EMPLOYEE.

11. Execution. EMPLOYEE acknowledges that EMPLOYER has provided him with twenty-one (21) days to consider this Agreement and to consult with counsel of his choosing even if he elects to sign this Agreement within that twenty-one (21) day period. By signing earlier, EMPLOYEE expressly and voluntarily waives any remainder of the 21-day consideration period. EMPLOYEE may revoke and cancel the Agreement by delivering written notice of revocation within seven (7) days after signing this Agreement to:

Michelle Smith, VP-Human Resources,

Altair Engineering, Inc.,

1820 East Big Beaver Road, Troy MI 48083

Phone: 248-614-2400 x 275	Email: michelle@altair.com

This Agreement is not effective until the 8th day after EMPLOYEE signs and returns this Agreement to EMPLOYER (“Agreement Effective Date”). In the event of a timely revocation, this Agreement will become null and void.

12. Agreement Binding. The benefits, including the Release contained in Section 1 above, and duties arising hereunder inure to the benefit of EMPLOYER and each of its officers, directors, shareholders, agents, servants, employees, contractors, representatives, attorneys, successors, partners, assigns, assignors, executors and trustees.

13. Assignment. The rights and obligations of EMPLOYEE to the payment of Severance, as set forth herein, or any other amounts under this Agreement shall not be assigned, transferred, pledged or encumbered in any manner without the written consent of EMPLOYER.

14. Merger. EMPLOYEE acknowledges and agrees that the obligations set forth in Sections 4, 6, 8, and 9 of this Agreement are intended to be an expansion of any and all obligations, covenants and agreements by EMPLOYEE with respect to the subject matter hereof and, to the extent of any conflict, the provisions which are more expansive, including, without limitation, with respect to scope and duration, shall apply. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. There are no covenants, promises, agreements, conditions, representations or understandings, either oral or written, between the parties hereto, other than those set forth herein or provided for herein, with respect to the subject matter hereof.

15. Miscellaneous. This Agreement shall be governed and interpreted according to the laws of the State of Michigan, without regard to the conflict of law provisions thereof. No provision of this Agreement shall be construed against or interpreted to the disadvantage of EMPLOYER by any arbitrator, Court or other governmental authority by reason of EMPLOYER having or being deemed to have dictated or drafted such provision.

16. Severability. Should any covenant, condition, term or provision of this Agreement be deemed to be illegal, or if the application thereof to any person or in any circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such covenant, condition, term or provision to persons or in circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby; and each covenant, condition, term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Arbitration. EMPLOYER AND EMPLOYEE AGREE THAT ANY CLAIM OR DISPUTE BETWEEN THEM OR AGAINST THE OTHER OR ANY AGENT OR EMPLOYEE OF THE OTHER, WHETHER RELATED TO THE EMPLOYMENT RELATIONSHIP OR OTHERWISE, INCLUDING THOSE CREATED BY PRACTICE, COMMON LAW, COURT DECISION, OR STATUTE, NOW EXISTING OR CREATED LATER, INCLUDING ANY RELATED TO ALLEGATIONS OF VIOLATIONS OF STATE OR FEDERAL STATUTES RELATED TO DISCRIMINATION, AND ALL DISPUTES ABOUT THE VALIDITY OF THIS ARBITRATION CLAUSE, OR ANY OTHER MATTER OR THING SHALL BE RESOLVED IN A CONFIDENTIAL MANNER BY NEUTRAL BINDING ARBITRATION BY THE AMERICAN ARBITRATION ASSOCIATION, UNDER THE RULES OF PROCEDURE IN EFFECT AT THE TIME ANY CLAIM IS MADE, THEREBY AGREEING TO WAIVE ANY RIGHT TO A TRIAL BY JURY. ALL SUCH ARBITRATION PROCEEDINGS SHALL BE CONDUCTED IN OAKLAND COUNTY, MICHIGAN. EACH PARTY SHALL PAY ITS OWN COSTS OF ARBITRATION. FEES PAID ARE SUBJECT TO THE AWARD OF FEES, AS PROVIDED BY LAW AND ARBITRATION RULES. THIS AGREEMENT IS SUBJECT TO THE FEDERAL ARBITRATION ACT AND ANY AWARD OF THE ARBITRATOR(S) MAY BE ENTERED AS A JUDGMENT IN ANY COURT OF COMPETENT JURISDICTION. BY SIGNING THIS AGREEMENT, THE PARTIES ARE GIVING UP ANY RIGHT THEY MIGHT HAVE TO SUE EACH OTHER.

17. Non-Admission. The parties understand and agree that this Agreement does not constitute an admission by either EMPLOYER or EMPLOYEE of any violation of law and further the parties understand and agree that neither the signing of this Agreement nor the furnishing of consideration shall be deemed or construed for any purposes as evidence or an admission of liability or wrongful conduct of any kind.

18. Section 409A. All payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). As used in this Agreement, the “Code” means the Internal Revenue Code of 1986, as amended. To the extent permitted under applicable regulations and/or other guidance of general applicability issued pursuant to Section 409A, EMPLOYER reserves the right to modify this Agreement to conform with any or all relevant provisions regarding compensation and/or benefits so that such compensation and benefits are exempt from the provisions of 409A and/or otherwise comply with such provisions so as to avoid the tax consequences set forth in Section 409A and to assure that no payment or benefit shall be subject to an “additional tax” under Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read in such a manner so that no payment due to EMPLOYEE shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of EMPLOYEE’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the date of EMPLOYEE’s termination and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event may EMPLOYEE, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during EMPLOYEE’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. In no event whatsoever shall EMPLOYER be liable for any additional tax, interest or penalty that may be imposed on EMPLOYEE by Section 409A or damages for failing to comply with Section 409A.

IN WITNESS WHEREOF, each of the parties has signed this Agreement as of the day and year first above written.

EMPLOYEE:

/s/ Brett Chouinard
BRETT CHOUINARD

Dated: September 30, 2022

EMPLOYER:

Altair Engineering, Inc.
a Delaware corporation

By:	/s/ Michelle Smith
Michelle Smith
Its:	Vice President - Human Resources

Dated: September 30, 2022